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                               GSC Holdings Corp.
                              625 Westport Parkway
                             Grapevine, Texas 76051

                                                               September 2, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: GSC Holdings Corp. Registration Statement on Form S-4 Registration No. 333-125161

Dear Ladies and Gentlemen:

      Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, GSC Holdings Corp., a Delaware corporation (the "Company"), hereby respectfully requests that the effective date for the above referenced Registration Statement be accelerated to 11:00 a.m. Eastern Time on Friday, September 2, 2005, or as soon thereafter as possible.

                                       Very truly yours,

                                       /s/ David W. Carlson

                                       David W. Carlson
                                       Executive Vice President and
                                         Chief Financial Officer